Exhibit 4.3

FORM OF GLOBAL NOTE

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to Québec or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

Note No. [            ]

CUSIP [            ]

QUÉBEC

[            ]% Global Notes Series [            ] due [            ]

This global note, registered in the name of Cede & Co., as nominee of DTC (the “Global Note”), is a permanent global note in respect of the duly authorized issue of securities referred to above (the “Notes”) of Québec, and which is issued pursuant to a Fiscal Agency Agreement, dated as of [            ], among Québec, [            ], as registrar, fiscal agent, transfer agent and principal paying agent (the “Registrar” which term includes any successor registrar, fiscal agent, transfer agent and principal paying agent under the Fiscal Agency Agreement) and [            ], as London Paying Agent and London Transfer Agent, as such agreement may be supplemented or amended, as the case may be (the “Fiscal Agency Agreement”). This Global Note also represents any further notes which Québec may issue, from time to time, pursuant to Section 19 of the Fiscal Agency Agreement. In the event such further notes are issued, the word “Note” as defined above shall be deemed to also refer to such further notes.

This Global Note and all the rights of the holder hereof are expressly subject to the Fiscal Agency Agreement, and this Global Note and the Fiscal Agency Agreement constitute a contract to all of the terms and conditions of which the holder by acceptance hereof assents, is bound by and is deemed to have notice. All defined terms unless defined herein have the meanings ascribed to them in the Fiscal Agency Agreement. Copies of the Fiscal Agency Agreement are available for inspection and may be obtained free of charge at the principal offices of the Registrar and of the London Paying Agent and London Transfer Agent.

This is a fully registered Global Note without coupons attached. In certain limited circumstances, as described in Section 5 of the Fiscal Agency Agreement, it is exchangeable in whole or in part, at the office of the Registrar, for Certificated Notes.

FOR VALUE RECEIVED, Québec hereby promises to pay to Cede & Co. or its registered assigns in the manner hereinafter mentioned on [            ] (or on such earlier date as the Principal Amount (as hereinafter defined) may become payable in accordance with the terms hereof) the principal sum set forth in Schedule I hereto from time to time (the “Principal Amount”) in lawful money of the United States of America, on presentation and surrender of this Global Note, and to pay interest in arrears on the said Principal Amount at the rate of [            ]% per annum, from [            ], or from the most recent Interest Payment Date to which interest has been paid or duly provided for, in two equal semi-annual installments on [            ] and [            ] in each year (each an “Interest Payment Date”), commencing on [            ], until the Principal Amount is paid in full or duly made available for payment, in each case together with such further sum, if any, as may be payable by way of Additional Amounts in accordance with the provisions set forth herein, and should Québec at any time default in the payment of any of the Principal Amount or interest on this Global Note or any Additional Amounts, to pay interest on the amount in default (before as well as after judgment) at the same rate, in like money, on the same dates. References herein to principal and interest in respect of this Global Note or the Notes shall be deemed also to refer to any Additional Amounts which may be payable concurrently therewith, unless the context otherwise requires. Interest will cease to accrue on this Global Note on [            ] (or on such earlier date as the Principal Amount may become payable in accordance with the terms hereof) unless, upon due presentation of this Global Note, payment of the Principal Amount or Additional Amounts, if any, is improperly withheld or refused.

This Global Note shall not become valid and obligatory for any purpose unless and until this Global Note has been authenticated by the Registrar or its authorized representative.

SUMMARY OF TERMS AND CONDITIONS

The following constitutes a summary of the terms and conditions of this Global Note and the Notes and is qualified in its entirety by the more detailed terms and conditions contained in Schedule B to the Fiscal Agency Agreement

Form, Denomination and Registration

The Notes will be issued in the form of one or more fully registered global notes and all Notes will be recorded in a register held by a Registrar all as more fully set forth in the Fiscal Agency Agreement which also contains detailed provisions concerning transfers of Notes.

This Global Note is registered in the name of a nominee of DTC. This Global Note is exchangeable for Notes registered in the name of a person other than DTC or its nominee only in the limited circumstances hereinafter described. Unless and until it is exchanged in whole or in part for Certificated Notes, this Global Note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

Québec will issue or cause to be issued Certificated Notes upon registration of transfer of, or in exchange for, Notes represented by the Global Notes (i) if DTC notifies Québec that it is unwilling or unable to continue as depository in connection with the Global Notes or ceases to be a clearing agency registered under the United States Securities Exchange Act of 1934, as amended, at a time when it is required to be so registered and a successor depository is not appointed by Québec within 90 days after receiving such notice or becoming aware that DTC is no longer so registered; (ii) if Québec, in its sole discretion at any time, determines not to have any of the Notes represented by the Global Notes; or (iii) upon request by DTC to the Registrar, acting on direct or indirect instructions of a holder or any beneficial owner of an interest in a Global Note, after an event of default entitling the holder to accelerate the stated maturity of the Global Note has occurred and is continuing, or, if DTC does not promptly make that request, then any beneficial owner of an interest in such Global Note shall be entitled to make such request with respect to such interest.

Québec expressly acknowledges that if Certificated Notes are not promptly issued to the owners of beneficial interests in a Global Note as described above, then an owner of a beneficial interest will be entitled to pursue any remedy under the Fiscal Agency Agreement, the Global Note or applicable law with respect to the portion of the Global Note representing that owner’s interest in the Global Note as if Certificated Notes had been issued.

Interest

Whenever it is necessary to compute any amount of interest in respect of the Notes, other than with respect to regular semi-annual payments, such interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. The rate of interest specified in the Notes is a nominal rate and all interest payments and computations are to be made without allowances or deductions for deemed reinvestment.

For purposes of disclosure pursuant to the Interest Act (Canada), the rate of interest payable on any basis other than a full calendar year may be determined by multiplying the applicable annual interest rate by a fraction the numerator of which is the actual number of days in the period for which interest is payable and the denominator of which is 365 days or 366 days, as the case may be.

[ If the Security is denominated in a currency other than United States dollars, insert applicable provisions. ]

Payments

Principal of and interest on the Notes and Additional Amounts, if any, are payable by Québec in lawful money of the United States of America (“US dollars”) to the person registered on the relevant record date in the register held by the Registrar. With respect to Notes held by Cede & Co. for DTC participants, Euroclear and Clearstream, Luxembourg, payment will be made to beneficial owners in accordance with customary procedures established from time to time by DTC, Euroclear and Clearstream, Luxembourg.

If any date for payment to the registered holder hereof is not a Business Day in the applicable place of payment, such registered holder shall not be entitled to payment until the next following Business Day, and no further interest shall be paid in respect of the delay in such payment. In this paragraph, “Business Day” means a day on which banking institutions in The City of New York and in any other applicable place of payment are not authorized or obligated by law or executive order to be closed.

Payment of Additional Amounts

All payments of principal and interest on the Notes will be paid to any holder without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or charges of whatever nature, imposed or levied by or on behalf of Canada, or any province, territory or political subdivision thereof or any authority therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or charges is required by law or by interpretation or administration thereof. In the event that Québec shall be required to withhold any such taxes or duties from any payments due under the Notes, Québec, subject to its redemption rights, will pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts receivable by the holder after such withholding or deduction shall equal the respective amounts of principal or interest which would have been receivable in respect of the Notes in the absence of such withholding or deduction. Québec shall not, however, be obliged to pay such Additional Amounts with respect to any Note (i) to, or to a third party on behalf of, a holder who is liable to such taxes, duties, assessments or charges in respect of such Note by reason of that person having some connection with Canada other than the mere holding or use outside Canada, or ownership as a non-resident of Canada, of such Note; or (ii) presented for payment more than thirty days after the Relevant Date (as defined below) except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting the same for payment on or before such thirtieth day; or (iii) where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other law implementing or complying with, or introduced in order to conform to, such Directive; or (iv) presented for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant Note to another paying agent in a Member State of the European Union. “Relevant Date” means (A) the date on which such payment first becomes due; or (B) if the full amount of the moneys payable has not been received by the Registrar on or prior to such date, the date on which, the full amount of such moneys having been so received, notice to that effect is duly given to the holders of the Notes in accordance with the notice procedures described under “Notices” below.

Redemption and Purchases

If as a result of any change in, or amendment to, or in the official application of, the laws of Canada or the regulations of any taxing authority therein or thereof (other than Québec) or any change in, or in the official application of, or execution of, or amendment to, any treaty or treaties affecting taxation to which Canada is a party, which change or amendment shall have become effective after [            ], it is determined by Québec that it would be required at, or at any time prior to, maturity of the Notes to pay Additional Amounts as hereinabove described, the Notes may be redeemed in whole but not in part at the option of Québec on not less than 30 days’ nor more than 45 days’ published notice in accordance with the provisions set forth below under “Notices”, at the Principal Amount thereof together with accrued interest.

Québec may at any time purchase Notes in any manner and at any price. If purchases are made by tender, tenders must be available to all Noteholders alike.

Status of the Notes

The Notes will be direct, unsecured and unconditional obligations of Québec for the payment and performance of which the full faith and credit of Québec will be pledged and will not be secured. The Notes will rank equally among themselves and with all notes, debentures or other similar debt securities issued by Québec and outstanding at the date of the issue of the Notes or issued in the future.

Events of Default

In the event that (a) Québec shall default in the payment of the principal of, or interest or Additional Amounts, if any, on the Notes, as the same shall become due and payable, and such default shall continue for a period of 45 days or (b) default shall be made in the due performance or observance by Québec of any covenant or agreement contained in the Notes, other than the payment of principal, interest or Additional Amounts, or the Fiscal Agency Agreement and such default shall continue for a period of 60 days or (c) Québec shall default in the payment of any principal of, or premium, or interest or additional amounts, if any, on any indebtedness (direct or under a guarantee) for borrowed money, other than the Notes, as the same shall become due and payable, and such default shall continue for a period of 45 days, provided that the foregoing shall not be taken into account so long as the aggregate principal amount of all such indebtedness (direct or under a guarantee) for borrowed money with respect to which the foregoing has occurred does not exceed U.S.$50,000,000 (or its equivalent in other currencies), then at any time thereafter and during continuance of such default the registered holder of any Note (or its proxy) may deliver or cause to be delivered to Québec a written notice that such registered holder elects to declare the principal amount of the Notes held by him (the serial number or numbers of the note or notes representing such Notes and the principal amount of the Notes owned by him and the subject of such declaration being set forth in such notice) to be due and payable and, in the cases falling within either (a) or (c) above, on the 15th day after delivery of such notice, or, in the cases falling within (b) above, on the 30th day after delivery of such notice, the principal of the Notes referred to in such notice plus accrued interest thereon shall become due and payable, unless prior to that time all such defaults theretofore existing shall have been cured.

Notices

All notices to the holders will be valid (i) in the case of Certificated Notes, if sent by first class mail (or equivalent) or (if posted to an overseas address) by airmail, or if delivered, to each holder (or the first named of joint holders) at each such holder’s address as it appears in the Register held by the Registrar; (ii) in the case of Notes represented by a Global Note, if delivered to DTC for communication by it to the persons shown in its records as having interests therein and (iii) in either case, if and so long as the Notes are admitted to trading on, and listed on any stock exchange or are admitted to trading by another relevant authority, if in accordance with the rules and regulations of the relevant stock exchange or other relevant authority. Any such notice shall be deemed to have been given on the date of such delivery or, in the case of mailing, on the fourth weekday following such mailing.

Prescription

Under current Québec law, this Global Note will become void unless presented for payment of principal or interest within three years of the due date for payment.

Modification

The Fiscal Agency Agreement contains provisions with respect to modifying or amending said Agreement and the Notes either without notice to or the consent of the holder of any Note or by Extraordinary Resolution (as defined in the Fiscal Agency Agreement) of the holders of Notes and with respect to convening meetings of registered holders of Notes for such purposes.

Governing Law

The Fiscal Agency Agreement and the Notes shall be construed in accordance with and governed by the laws of Québec and the laws of Canada applicable therein.

Québec irrevocably consents to the fullest extent permitted by law to the giving of any relief (including, without limitation, the making, enforcement or execution against any property of any order or judgment) made or given in connection with any proceedings arising out of or in connection with the Fiscal Agency Agreement and the Notes.

Executed in New York on behalf of Québec as of [            ].

Authenticated by:	QUÉBEC

[ ]
(as Registrar)	By:
Authorized Representative

Authentication Date:

By:
Authorized Officer

SCHEDULE TO THE GLOBAL NOTE

NO.

QUÉBEC

[            ]% Global Notes Series [            ] due [            ]

Initial Principal Amount	Additional Principal Amount	Aggregate Principal Amount	Authorization

US$	US$	US$

	US$	US$

	US$	US$